EXHIBIT 99.4


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                        NASDAQ OTCBB traded: symbol CBAI


March 28, 2004
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CORD BLOOD AMERICA REPORTS 167% INCREASE IN 2004 REVENUES

Los Angeles, CA. March 24, 2005--Cord Blood America Inc, (OTCBB "CBAI") announced today revenue results for the twelve months ended December 31, 2004. Revenues in 2004 were $751,850, which is a 167% or $470,675 increase over revenues of $281,175 in 2003. Cord Blood America, Inc also reported 225% growth for 2004 of enrollments in its umbilical cord blood stem cell preservation program as compared to enrollments in 2003.

All reported revenues reflect organic growth of Cord Partners, Inc. subsidiary of Cord Blood America and do not include the revenue from Cord Blood America's latest acquisitions or subsidiaries.

Matthew L. Schissler, Chairman & CEO of Cord Blood America states, "Cord Blood America has experienced tremendous growth this past year. We will continue to drive our commitment to create awareness of the potential life saving power of umbilical cord blood stem cells."

Umbilical cord stem cells are collected immediately after birth. A parent may choose to save their child's cord blood stem cells for potential use by their child, a sibling, or other family member in the event a life-threatening disease develops, such as cancer, leukemia, or other blood disorders.

ABOUT CORD BLOOD AMERICA

Cord Blood America (OTCBB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com. For investor information, visit www.cordblood-america.com or call 1-888-882-CORD.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Investor Relations Contact:

Premier Funding & Financial Marketing Services LLC.
Kelly Black, President
480-649-8224
kblack@premierfundingservice.com


                       9000 W. Sunset Boulevard, Suite 400
                              Los Angeles, CA 90069
                       Ph: 310.432.4090; Fax: 310.432.4098